Exhibit 99.1



           Isabella Cunningham Elected to Viad Corp Board of Directors

     PHOENIX--(BUSINESS WIRE)--Dec. 7, 2005--Dr. Isabella Cunningham, a professor of advertising and communications, has been elected to the board of directors of Viad Corp (NYSE:VVI) it was announced by Robert H. Bohannon, Viad's chairman, president and chief executive officer. With the election of Cunningham, the Viad board will have nine directors.
     Bohannon said, "We are extremely pleased to have someone with Dr. Cunningham's expertise in the areas of advertising and marketing join our board. Her work in the academic and communication research arenas and her many years of community service will be a great asset."
     Cunningham is the Ernest A. Sharpe Centennial Professor in communications and also chairs the department of advertising at The University of Texas at Austin. During her illustrious career, Cunningham has authored and co-authored several books and numerous articles on consumer behavior, marketing and global advertising. She has been active on many university committees and a member of several professional and honorary associations and editorial boards. Considered an expert witness in advertising and promotional communications, Cunningham has done extensive legal consulting throughout the United States in regional and federal cases involving advertising. She has additionally been appointed to several commissions and committees related to state and regional activities of government and non-profit agencies.
     Cunningham has served on the board of trustees or board of directors for numerous organizations, including the National Museum of Natural History (Smithsonian) and the Susan G. Komen Breast Cancer Foundation. She is currently a member of the St. Edward's University board of trustees and the boards of directors of the Texas Medical Association Foundation and The Children's Defense Fund of Texas, and many others. Cunningham has also served on numerous corporate boards, including Cornell Companies, DuPont Photomasks, Inc., and Franklin Federal Bancorp as well as the advisory boards of Franklin Federal's successors Norwest Bank and Wells Fargo Bank.
     Cunningham holds a master's degree in marketing and jurisprudence doctorate degree from universities in Sao Paulo, Brazil. After coming to the United States in 1966 she earned master's and doctorate degrees in marketing from Michigan State University.
     Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

     CONTACT: Viad Corp, Phoenix
              Angela Phoenix, 602-207-5608
              aphoenix@viad.com